Exhibit 11

            SMITH CORONA CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME (LOSS)
              PER COMMON AND COMMON EQUIVALENT SHARE

                                Three months ended
                                September 30, 1997
                             Primary     Fully Diluted

Net income (loss)
   available to common:
Net Loss before
   adjustments             $(1,459,000)           $(1,459,000)


Adjustments:
(1) Assumed exercise of
      warrants                      (a)                    (a)

Net Loss                   $(1,459,000)           $(1,459,000)

Shares:
Weighted average common
   shares outstanding        2,677,274              2,677,274

Adjustments:
(1) Assumed exercise of
     restricted stock awards    75,231                 79,460

(2) Assumed exercise of
      warrants                      (a)                    (a)

Total Shares                 2,752,505              2,756,734

Income (loss) per
   common and common
   equivalent share:
Net loss per common
   and common equivalent
   share                        $ (.53)                $ (.53)


(a) Warrants are not reflected in per share calculations because exercise price of warrants exceed market price of Common Stock. Additionally, warrants did not become exercisable until August 28, 1997